Exhibit 99.1

For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720	NEWS RELEASE

RYERSON REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

2006 Financial Highlights:

•	Reported 2006 EPS of $2.50. Revenues reach $5.9 billion. (EPS of $6.52 on a FIFO basis—see supplemental reconciliation schedule.)

•	Reported fourth quarter 2006 loss of $0.17. Revenues were $1.4 billion. (EPS of $1.35 on a FIFO basis—see supplemental reconciliation schedule.)

Chicago, Illinois – February 14, 2007 – Ryerson Inc. (NYSE: RYI) today reported results for the fourth quarter and full year ended December 31, 2006. Net income was $71.8 million, or $2.50 per diluted share, for 2006, compared with $98.1 million, or $3.78 per diluted share, for 2005. For the fourth quarter of 2006, Ryerson reported a net loss of $4.4 million, or $(0.17) per diluted share, compared with net income of $6.3 million, or $0.24 per diluted share, for the fourth quarter of 2005.

“Fourth quarter 2006 volume, as anticipated, reflected the typical year-end slowdown, exacerbated by high inventories in a variety of products throughout the supply chain,” said Neil S. Novich, Chairman, President, and CEO of Ryerson. “Additionally, this excess industry-wide inventory, coupled with an extraordinary run up in stainless steel prices, due to nickel surcharges (up an average of approximately $700 per ton from the third quarter to the fourth), exerted margin pressure in the quarter.”

“For the full year, we accomplished a great deal,” continued Novich. “By year-end, we reached annualized cost savings of $42 million from the Integris integration. Additionally, we identified increased cost savings opportunities and raised our target for total synergy savings from $50 million to $60 million. We made steady progress toward consolidating multiple software platforms, shutting down one legacy platform and beginning the SAP conversion of service centers formerly part of the Integris network. We acquired Lancaster Steel Service Company, Inc., which complements our existing capabilities in western New York and creates cross-selling opportunities. With the establishment of VSC-Ryerson China Limited, we participate in the world’s largest and fastest growing metals consuming market. And we’ve improved our procurement capabilities with a new global sourcing office in Hong Kong.”

With stainless steel and aluminum accounting for roughly one-half of Ryerson’s revenues, rising material costs for these metals—up 84 percent and 25 percent, respectively, in 2006—had a significant effect on reported earnings. The effect of rising materials costs on reported earnings is more immediate under the LIFO method of inventory accounting than FIFO, as LIFO matches current selling prices with the current replacement cost. To assist investors in comparing its results with that of other industry participants, Ryerson is presenting supplemental results on a FIFO basis, in addition to its reported results on a LIFO basis. Under FIFO inventory accounting, profits would have been higher than reported under LIFO by approximately $190 million pretax in 2006, and $70 million pretax in the fourth quarter of 2006. Diluted earnings per share on a supplemental FIFO basis would have been $6.52 for the year and $1.35 for the fourth quarter of 2006. In 2005, supplemental FIFO earnings per diluted share would have been $2.32 for the year and $0.15 for the fourth quarter. (See Use of Non-GAAP Financial Information and supplemental reconciliation schedule.)

Fourth-Quarter Performance

Fourth quarter sales increased 8.5 percent from the fourth quarter of 2005, as the average selling price per ton increased 21.2 percent, partially offset by a 10.5 percent decline in tons shipped. Sequentially, sales decreased 8.0 percent from the third quarter of 2006. While the average selling price per ton increased 3.1 percent, sequentially, tons shipped declined 10.8 percent, consistent with industry trends.

Gross profit per ton was $249 in the fourth quarter of 2006, compared to $240 in the fourth quarter of 2005 and $267 in the third quarter of 2006. Gross margin declined to 12.9 percent in the fourth quarter of 2006, compared with 15.1 percent in the fourth quarter of 2005 and 14.3 percent in the third quarter of 2006, due to both the impact of rising nickel surcharges on stainless steel, which are passed through without mark-up, and competitive pricing pressure.

Operating expenses per ton were $234 in the fourth quarter of 2006, compared with $207 in the fourth quarter of 2005 and $204 in the third quarter of 2006. The year-over-year increase in operating expenses per ton was primarily due to the effect of reduced shipments as well as higher spending on the SAP conversion and inflationary pressure, particularly in energy and employee benefit costs, partially offset by synergy cost savings associated with the Integris integration. Sequentially, fourth quarter expenses per ton increased due to lower volume and a favorable credit loss adjustment in the third quarter.

Interest expense was $21.1 million in the fourth quarter of 2006, compared to $16.3 million in the fourth quarter of 2005 and $18.8 million in the third quarter of 2006.

Full-Year Performance

For the full year, sales increased 2.2 percent to $5.9 billion on an 8.7 percent increase in the average selling price per ton, offset by a 5.9 percent decline in tons shipped. Gross profit per ton increased to $261 in 2006, compared to $254 in 2005. Gross margin declined to 14.5 percent in 2006, compared to 15.3 percent in 2005. 2006 operating expenses per ton were $205, compared to $187 in 2005. 2006 results included a $4.5 million pre-tax restructuring charge, or $0.10 per diluted share, and a $21.6 million pre-tax gain on the sale of assets, or $0.46 per diluted share. 2005 results included a $4.0 million pre-tax restructuring charge, or $0.09 per diluted share, a $21.0 million pre-tax pension curtailment gain, or $0.49 per diluted share, and a $6.6 million pre-tax gain on the sale of assets, or $0.15 per diluted share.

Volume declined primarily because of two previously reported first quarter 2006 events—the sale of the oil and gas business and the loss of two large accounts. Operating expenses increased, primarily due to greater spending on the SAP rollout, higher employee costs, and inflationary pressure, principally in energy, partially offset by synergy cost savings associated with the Integris integration.

Financial Condition

Ryerson ended 2006 with a debt-to-capital ratio of 65.0 percent, compared to 62.7 percent at the end of the third quarter and 61.6 percent at year-end 2005. Availability under the revolving credit facility was $188 million at the end of the fourth quarter of 2006, compared with $323 million at the end of the third quarter and $575 million at year-end 2005. Higher debt levels in 2006 were driven by increased inventory levels, consistent with trends in the service center industry. However, the company has made progress reducing inventories in 2007, which are down approximately $50 million in January, from year-end 2006 levels of $1,632.6 million, as measured on a current value basis.

In January 2007, Ryerson refinanced its existing $1.1 billion revolving credit facility, replacing it with a 5-year, $750 million revolving credit facility and a 5-year, $450 million accounts receivable securitization. The new securitization facility will result in annualized interest expense savings of approximately $5 million, compared with interest costs under the prior facility. In the first quarter of 2007, there will be a one-time, $2.7 million write off of unamortized expense associated with the prior credit facility.

Outlook

“Higher inventories throughout the supply chain will continue to affect the industry for at least the first quarter of 2007,”concluded Novich. “But we are optimistic that our initiatives will improve the operating performance of the company.”

2007 initiatives include:

•	Reducing current value of inventory at least $100 million by the end of the first quarter of 2007, compared to year-end 2006 levels; achieving inventory turnover of 5 turns by year end.

•	Addressing underperforming service centers, targeting operating profit improvement of $30 million in 2007, exclusive of any potential restructuring charges.

•	Completing the SAP conversion of Integris; consolidating 15 service centers; capturing additional savings of $10 million to achieve annualized Integris synergy savings of $60 million by year-end 2007.

The company has already implemented organizational and management changes in January consistent with the ongoing performance initiatives.

In addition to these specific initiatives for 2007, Ryerson remains on schedule to complete the conversion to SAP by the end of 2008. Moving to a single, modern platform allows the company to manage inventories in a uniform fashion, significantly reduce overall IT expense, and complete the integration of Integris. Ryerson now expects total project costs for the 2004 to 2008 time frame of $80 million, compared to the earlier estimate of $65 million. The increase is largely to enhance system functionality and productivity and provide additional savings opportunities. The company will also continue to pursue long-term profitable growth based on its three fundamental principles: achieve world-class operations, drive organic growth, and enhance competitive position domestically and globally through targeted acquisitions and joint ventures.

Shareholder Proposal

On January 2, 2007, Harbinger Capital Partners announced it is seeking to elect seven nominees, which would be a majority, to Ryerson’s Board of Directors at the company’s 2007 Annual Meeting. Ryerson’s Board of Directors and its advisors conducted a thorough evaluation of Harbinger’s analysis and proposal compared to Ryerson’s short-term and long-term plans. Based on this evaluation, Ryerson’s Board disagrees with Harbinger’s analysis and will oppose its efforts to obtain control of Ryerson’s Board and consequently, the company. The Board believes that implementing the company’s current strategic plan will significantly enhance value for all shareholders. In addition, the Board has retained UBS Investment Bank as its financial advisor to assist in comparing the company’s current plan with other strategic alternatives which may create additional value. Ryerson may not update its process or disclose developments with respect to potential strategic initiatives unless the Board has approved a definitive course of action or transaction. The company will elaborate on its opposition to Harbinger’s efforts to obtain control of the Board in appropriate filings with the SEC.

Conference Call

Ryerson will conduct a conference call to discuss fourth quarter 2006 results on Wednesday, February 14, 2007, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryerson.com.

Use of Non-GAAP Financial Information

The Company uses the LIFO method of inventory accounting for approximately 88% of its inventory, which results in a better matching of costs and revenues than FIFO. To supplement its consolidated condensed financial statements presented on a GAAP basis, the company has provided net income and diluted earnings per share adjusted to reflect the effects of valuing inventory on a FIFO basis. While FIFO is an acceptable inventory valuation method under U.S. GAAP, the presentation of FIFO basis financial information is considered non-GAAP financial information as the company applies LIFO inventory valuation for its financial reporting purposes. A reconciliation of the adjustments from LIFO basis to FIFO basis for this quarter, full year, and prior periods is set forth in Schedule 1 to this press release and may be accessed at www.ryerson.com. This non-GAAP financial information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

Ryerson believes that providing FIFO basis net income and diluted earnings per share, which represent non-GAAP measures, in addition to the related GAAP measures, better enables investors to understand the company’s operating performance and also facilitates comparisons of Ryerson’s operating performance with the performance of other companies in the industry.

Ryerson Inc.

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.

Important Information

Ryerson Inc. plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2007 Annual Meeting when it becomes available because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The Proxy Statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson Inc., its directors and named executive officers may be deemed to be participants in the solicitation of Ryerson’s security holders in connection with its 2007 Annual Meeting.

Security holders may obtain information regarding the names, affiliations and interests of such individuals in Ryerson’s Annual Report on Form 10-K for the year ended December 31, 2005 and its proxy statement, dated April 3, 2006, each of which is filed with the SEC. To the extent holdings of Ryerson equity securities have changed since the amounts reflected in the proxy statement, dated April 3, 2006, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; and customer and supplier insolvencies.

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data - Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	Fourth Quarter			Third Quarter	Year Ended December 31,
	2006		2005	2006	2006	2005
NET SALES	$1,414.8		$1,303.8	$1,537.7	$5,908.9	$5,780.5
Cost of materials sold	1,231.7		1,107.3	1,318.3	5,050.9	4,893.5

Gross profit	183.1		196.5	219.4	858.0	887.0
Warehousing, delivery, selling, general and administrative	168.5		169.0	166.8	691.2	677.7
Restructuring and plant closure costs	3.1		0.7	0.7	4.5	4.0
Pension curtailment gain	—		—	—	—	(21.0)
Gain on sale of assets	—		—	—	(21.6)	(6.6)

OPERATING PROFIT	11.5		26.8	51.9	183.9	232.9
Other revenue and expense, net	0.3		0.6	0.6	1.0	3.7
Interest and other expense on debt	(21.1)		(16.3)	(18.8)	(70.7)	(76.0)

INCOME (LOSS) BEFORE INCOME TAXES	(9.3)		11.1	33.7	114.2	160.6
Provision (benefit) for income taxes	(4.9)		4.8	12.1	42.4	62.5

NET INCOME (LOSS)	(4.4)		6.3	21.6	71.8	98.1
Dividends on preferred stock	0.1		—	—	0.2	0.2

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(4.5)		$6.3	$21.6	$71.6	$97.9

EARNINGS (LOSS) PER SHARE
Basic	$(0.17)		$0.25	$0.82	$2.75	$3.88

Diluted	$(0.17	)(a)	$0.24	$0.77	$2.50	$3.78

Shares outstanding - diluted	26.3	(a)	26.2	28.1	28.7	26.0
Supplemental Data :
EPS Diluted - FIFO basis (see Schedule 1 for reconciliation)	$1.35		$0.15	$2.49	$6.52	$2.32
Tons shipped (000)	734		820	823	3,292	3,499
Shipping days	60		60	63	251	252
Average selling price/ton	$1,927		$1,590	$1,869	$1,795	$1,652
Gross profit/ton	$249		$240	$267	$261	$254
Operating expenses/ton	234		207	204	205	187
Operating profit/ton	15		33	63	56	67
Depreciation and amortization expense	10.0		8.9	10.3	40.0	39.2

	12/31/2006		9/30/2006	6/30/2006	3/31/2006	12/31/2005
Cash and cash equivalents	$55.1		$41.6	$25.5	$25.3	$27.4
Accounts receivable	643.3		778.2	769.5	717.7	610.3
Inventory at LIFO value	1,128.6		1,147.5	944.6	829.4	834.3
Addback: LIFO reserve	504.0		452.6	351.3	292.3	272.7

Current value of inventory	1,632.6		1,600.1	1,295.9	1,121.7	1,107.0
Net property, plant and equipment	401.1		385.3	391.8	391.9	398.4
Net deferred tax asset	152.5		134.9	118.1	126.2	130.2
Total assets	2,536.2		2,630.7	2,399.5	2,235.7	2,151.0
Accounts payable	255.5		472.3	389.1	346.6	276.7
Long-term debt (including due within one year)	1,206.5		1,072.7	941.4	859.2	877.2
Stockholders’ equity	650.4		639.2	620.0	588.6	547.8

	2006
	Fourth Quarter		Third Quarter	Second Quarter	First Quarter
Cash flow from operations	$(17.7)		$(115.6)	$(90.6)	$(37.1)
Capital expenditures	(13.0)		(6.9)	(8.0)	(7.8)

(a)	Basic shares outstanding have been used for the fourth quarter 2006 diluted earnings per share calculation as the inclusion of the effect of stock-based compensation and convertible securities would be anti-dilutive.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Reported diluted EPS to EPS - FIFO Basis

(In millions, except share and per share data)

	Fourth Quarter			Third Quarter	Year Ended December 31,
	2006		2005	2006	2006	2005
Net Income (loss) - reported	$(4.4)		$6.3	$21.6	$71.8	$98.1
add: After-tax LIFO charge (credit)	42.4		(2.4)	48.4	115.1	(37.5)

Net Income - FIFO basis	38.0		3.9	70.0	186.9	60.6
Dividends on preferred stock	0.1		—	—	0.2	0.2

Net Income (loss) applicable to common stock- FIFO basis	$37.9		$3.9	$70.0	$186.7	$60.4

Basic shares outstanding	26.3	(a)	25.4	26.2	26.1	25.2
Effect of stock-based compensation and convertible securities	1.9		0.8	1.9	2.6	0.8

Diluted shares outstanding	28.2		26.2	28.1	28.7	26.0

Earnings per Share
As reported	$(0.17	)(a)	$0.24	$0.77	$2.50	$3.78
Effect of adjustment to profit for quarter	0.01	(b)	—	—	—	—
Effect of LIFO charge (credit)	1.51		(0.09)	1.72	4.02	(1.46)

Diluted - FIFO basis	$1.35		$0.15	$2.49	$6.52	$2.32

(a)	Basic shares outstanding have been used for the fourth quarter 2006 actual diluted earnings per share calculation as the inclusion of the effect of stock-based compensation and convertible securities would be anti-dilutive.
(b)	The exclusion of the LIFO charge in calculating net income on a FIFO basis changed fourth quarter 2006 results from a net loss to net income. As a result, the effect of stock-based compensation and convertible securities has been included in the calculation of fourth quarter 2006 diluted shares outstanding and, accordingly, diluted earnings per share on a FIFO basis.
Note:	The company uses the LIFO method of accounting for approximately 88% of its inventory which results in a better matching of costs and revenues. To supplement its consolidated condensed financial statements presented on a GAAP basis, the company has provided net income and diluted earnings per share adjusted to reflect the effects of valuing inventory on a FIFO basis. While FIFO is an acceptable inventory valuation method under U.S. GAAP, the presentation of FIFO basis financial information is considered non-GAAP financial information as the company applies LIFO inventory valuation for its financial reporting purposes. A reconciliation of the adjustments from LIFO basis to FIFO basis for this quarter, full year and prior periods is presented above and may be accessed at www. ryerson.com. This non-GAAP financial information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.